Exhibit 99.1

Contact: Gulf Resources, Inc. Helen Xu, Board Secretary Email: beishengrong@vip.163.com Website: https://www.gulfresourcesinc.cn	CCG Investor Relations Inc. Crocker Coulson, President Phone: +1-646-213-1915 Email: crocker.coulson@ccgir.com Website: http://www.ccgirasia.com

Gulf Resources Responds to Allegations

SHANDONG, China, April 28, 2011 -- Gulf Resources, Inc. (Nasdaq:GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company provided additional disclosure disputing certain allegations related to the reliability of its filings with the SEC created by Glaucus Research Group and distributed on Seeking Alpha on April 26, 2011.

The Company disputes or clarifies the following allegations raised in the report:

1.
According to the report, a privately held Chinese company, Shandong Haoyuan Group, owned by the founder and chairman of the board of Gulf Resources, claims to own and operate all of the Company’s assets and business.

Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”), Gulf Resources’ two wholly-owned operating subsidiaries, were previously owned by Shandong Haoyuan Industry Group Ltd. (“Haoyuan Group”), of which Mr. Ming Yang, the Chairman of Gulf Resources, is the majority owner. In December 2006, Gulf Resources acquired SCHC in a reverse merger transaction. On February 5, 2007, SCHC acquired SYCI from the stockholders of SYCI. Haoyuan Group holds a significant equity interest in Gulf Resources (approximately 11.9%), but has no direct ownership of SCHC and SYCI. The corporate structure charts displayed on Haoyuan Group’s website (http://www.haoyuangroup.cn) are outdated and Haoyuan Group intends to update the website to remove any misleading references. Ming Yang and his affiliates are the largest shareholders of Gulf Resources and have never pledged or sold any shares.

Ownership verification for each of SCHC and SYCI are included as Exhibits A and B respectively, in the Form 8-K filing.  These confirm that SCHC is 100% owned by Hong Kong Jiaxing Industrial Limited, the Company’s Hong Kong subsidiary and that SYCI is 100% owned by SCHC.

2.
According to the report, Gulf Resources engaged in inappropriate self-dealing by overpaying for a business owned by its chairman and his family. The report also claims that according to the SAIC filings, SYCI was significantly less valuable at the time of the acquisition, compared to what the Company states in its SEC filings.

On February 5, 2007, SCHC acquired SYCI. Under the terms of the merger agreement, in exchange for transferring all of the equity interest of SYCI to SCHC, the stockholders of SYCI received consideration of 8,094,059 (restated for the 2-for-1 stock split in 2007 and the 1-for-4 stock split in 2009) shares of voting common stock of Gulf Resources, Inc. and $2.55 million in cash. The management is currently retrieving relevant documentation regarding SYCI’s valuation at the time to demonstrate that the Company paid a fair price for the acquisition.

3.	According to the report, Gulf Resources has failed to disclose that its largest customer is a related party.

The management confirms that Shouguang City Rongyuan Chemical Co. Ltd. (“Rongyuan”) is not a related party to Gulf Resources. and has provided a copy of Rongyuan’s shareholder list as Exhibits C and D, in the Form 8-K filing, which confirms the names of management and shareholder of Rongyuan.  Gulf Resources has excellent relationships with its major customers, including Rongyuan. From time to time, Rongyuan utilizes Gulf Resources’ name in its marketing materials to demonstrate the supplier-customer relationship.  Rongyuan’s office is located in the same business park as Gulf Resources together with several other businesses. However, the two companies do not share the same office.

4.
According to the report, Gulf Resources’ bromine factories appear smaller than indicated in its SEC filings. According to the report, a representative from the Land & Resources Bureau confirmed that Gulf Resources’ production is substantially smaller than it claims in its public filings.

The Company discloses both mining and production area for each factory in its SEC filings, while the report only seems to consider an estimate of the production area. The Company confirms that the locations of each factory is correctly described and identified on the maps provided in its filings with the SEC. Gulf Resources is currently retrieving documentation as evidence to confirm the size of the Company’s factories.

5.	According to the report, Gulf Resources financials as reported to the SEC are significantly smaller compared to what its two operating subsidiaries are reporting to the SAIC.

The management has provided copies of SAIC filings for both SCHC and SYCI for 2009 as Exhibit E and F, respectively, in the Form 8-K filing, which show the Company’s SAIC filing is not significantly smaller as stated in the report.  The Company has not yet made its filings for 2010 with SAIC.

6.	According to the report, the Company’s inventory turnover ratio is high compared to its competitors and its shipping costs are low.

Bromine is an extremely volatile and corrosive chemical, and therefore the Company does not accumulate inventory but instead produces most of its bromine on demand. Most of its competitors produce bromine derivatives, and the inventory turnover ratios are therefore not comparable. The Company also produces most of its chemical products on demand.

Gulf Resources’ shipping costs are low because the vast majority of its bromine and crude salt is picked up directly by customers directly from the Company’s production facilities.

7.
According to the report, in the Company’s SEC filings there are errors in the biography of Gulf Resources’ CEO and the filings omitted the fact that Mr. Liu was formerly the CFO of China Finance Inc.  The report also states that Mr. Liu was appointed CEO of the Company only seven days after Gulf Resources issued shares equal to 15% of its outstanding equity to China Finance Inc.

During 2004, the Company’s CEO, Xiaobin Liu, acted as a contact in China for China Finance Inc., which was a public company based in the U.S.  In this role Mr. Liu was available to speak with persons in China who had an interest in China Finance’s business.  During this period Mr. Liu was employed by Saige International Trust and Investment Corporation (“Saige”).

Mr. Liu is identified as the CFO of China Finance in certain SEC filings made by China Finance in 2004.  However, Mr. Liu has confirmed that he never held the position of CFO of China Finance and never personally signed any of China Finance’s SEC filings.  The Company believes that Mr. Liu’s previous relationship with China Finance did not impact his dedication and loyalty to Gulf Resources.

On January 24, 2009, the Company issued a total of 21 million shares (before the Company’s 1-for-4 reverse stock split) to three parties. Top King Group Limited, Billion Gold Group Limited and Topgood International Limited (collectively the “Holders”) in lieu of paying off a loan in the amount of $21,287,493 from Shenzhen Hua Yin Guaranty and Investment Limited Liability Company (“Shenzhen Hua Yin”). On that date the closing price of the Company’s common stock was $0.34 per share.  The price of the shares received by the Holders was $1.01 per share.  The Company also entered into a Lock-up Agreement with the Holders in May of 2009.  In March of 2010, the Holders shares were subsequently pledged to War Chest Capital Multi-Strategy Fund LLC (“War Chest”) as part of a loan transaction.  At that time War Chest’s legal counsel provided a letter confirming that War Chest agreed to abide by the terms of the Lock-up Agreement with respect to the Holders shares.   The Company refers to its Form 10-K filed with the SEC on March 16, 2011 for details related to pending litigation between the Company, War Chest and HAP Trading LLC.

The Company confirms that Mr. Liu served as Vice-President of a subsidiary of Shenzhen SEG Dasheng Co., Ltd. from 2005 to 2006 and that Mr. Liu served as Manager of the Securities Department of Saige, which was a State Owned Enterprise.  Saige declared bankruptcy the year after Mr. Liu left the company.  However, Mr. Liu did not have an ownership or senior executive position with Saige. With respect to Hainan Wanquanhe Development Corporation, where Mr. Liu worked from 1995 to 2000, the correct name of the company should be Qionghai City Wanquanhe Hot Spring Tourism Development Co., Ltd.

8.
According to the report, Gulf Resources commissioned two contractors to perform two capital expenditure projects: a sewage treatment project in 2009 and a production line for wastewater treatment chemicals, which was completed in June 2010 and started trial production later that year. The report claims that neither of the contractors involved in the projects, Xuzhou Bishui Environmental Science Technology Co., Ltd. (“XBE Tech”) and Shouguang City Shengkun Construction Co., Ltd. (“SCS Construction”), are a working business. The report further claims that management may have used these capital expenditure projects as a vehicle to transfer money out of the Company.

Gulf Resources’ management will provide related documentation that verifies the operation of XBE Tech and SCS Construction and contracts with these two contractors in a separate filing. XBE Tech and SCS Construction are unrelated to Gulf Resources.

9.	The report claims that Richard Khaleel resigned because of the findings of the internal controls assessment by Deloitte Touche Tohmatsu ("Deloitte").

According to the resignation letter provided to the Company’s Chairman by Mr. Khaleel, Mr. Khaleel resigned as a director of the Company because he took a new job which required him to resign as a director of any public company. Deloitte’s internal control assessment did not find major issues in the Company’s corporate governance and internal control system.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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